Exhibit 99.1

CONTACT:Sarah Hofstetter Net2Phone Corporate Communications 973-438-3838/sarah@net2phone.com

Net2Phone Receives $18.8 Million from European Cable Operator

Change in Control of Altice One Triggers Buyout Provision; Net2Phone Seeks Additional Payment of $29 Million

Newark, NJ – November 17, 2005 – Net2Phone (NASDAQ: NTOP) today announced that it has received $18.8 million from Altice One, an investment fund with interests in cable properties, due to a recent change in ownership of those cable properties.

On November 4, 2004, Net2Phone entered into cable telephony license agreements (the “Agreements”) with three Altice One cable properties (collectively “Altice”), to enable Altice to offer Net2Phone’s VoIP solutions to its subscribers in Belgium, Luxembourg and France. Since Altice launched Net2Phone telephony services earlier this year, approximately 10,000 customers have subscribed.

The Agreements with Altice provide that, in the event of a change in control of any of the cable systems, Altice is required to either terminate the Agreements and remit a predetermined buyout payment to Net2Phone, or cause an acquirer of a controlling interest to be bound by the Agreements.

On November 15, 2005, Altice notified Net2Phone that a third party had acquired a controlling interest in Altice, that the third party would not agree to be bound by all of Altice’s obligations under the Agreements, and that therefore, the Agreements were being terminated. Simultaneously, Altice wired an $18.8 million buyout payment to Net2Phone. This amount is materially less than the predetermined buyout payment Net2Phone believes is required by the Agreements. Altice has indicated that they would welcome further discussions with Net2Phone in this regard.

Net2Phone has informed Altice and its third-party acquirer that the buyout provisions of the Agreements require an additional payment of approximately $29 million and that it reserves its rights to all claims that may result from the termination. Net2Phone is considering Altice’s statement that it would welcome further discussions and believes such discussions could include, in addition to Net2Phone's position related to the additional buyout payment, executing new operating agreements with the new ownership group to continue to provide services to the existing cable systems.

In any event, under the terms of the Altice agreement, Net2Phone will continue to service Altice’s telephony subscribers for a 90-day transition period.

The $18.8 million Altice payment will not be reflected in Net2Phone’s first quarter financial statements, but  will be recorded in Net2Phone’s second fiscal quarter ending January 31, 2006. Net2Phone expects the financial impact will include: writing off approximately $7 million of assets on its balance sheet (reported as “consideration paid to customers”),  reviewing the valuation implications of redeploying certain fixed assets, increasing Net2Phone’s reported “cash, cash equivalents and marketable securities” by $18.8 million and recognizing a net gain from the termination of the Agreements.

About Net2Phone

Net2Phone provides VoIP PacketCable, SIP and wireless solutions around the world. As a leader in turnkey hosted VoIP telephony services, Net2Phone has routed billions of VoIP minutes globally, servicing more than 100,000 users in the US as well as hundreds of thousands of more overseas. Net2Phone provides partners with a SIP-based broadband telephony solution, calling cards, prefix dialing and enterprise services in over 100 countries. Net2Phone's PacketCable platform provides cable operators with the ability to deliver a high quality primary line-type service with features such as emergency calling. For more information about Net2Phone's products and services, please visit www.net2phone.com.

This press release contains forward-looking statements within the meaning of Section 27A of the Securities Act of 1933, as amended, and Section 21E of the Securities Exchange Act of 1934, as amended. These forward-looking statements involve risks and uncertainties and actual results could differ materially from those discussed in the forward-looking statements. For this purpose, any statements contained in this press release that are not statements of historical fact may be deemed to be forward-looking statements. Factors which may affect the Company's results include, but are not limited to, the Company's ability to satisfy in a timely manner the requirements of Section 404 of the Sarbanes-Oxley Act and the rules and regulations adopted pursuant thereto, the Company's ability to expand its customer base, the Company's ability to develop additional and leverage its existing distribution channels for its products and solutions, dependence on strategic and channel partners including their ability to distribute the Company's products and meet or renew their financial commitments, the Company's ability to address international markets, the effectiveness of the Company's sales and marketing activities, the acceptance of the Company's products in the marketplace, the timing and scope of deployments of the Company's products by customers, fluctuations in customer sales cycles, customers' ability to obtain additional funding, technical difficulties with respect to the Company's products or products in development, the need for ongoing product development in an environment of rapid technological change, the emergence of new competitors in the marketplace, the Company's ability to compete successfully against established competitors with greater resources, the uncertainty of future governmental regulation, the Company's ability to manage growth, obtain patent protection, and obtain additional funds, general economic conditions and other risks discussed in this Press Release and in the Company's filings with the Securities and Exchange Commission. In addition, the payment of any additional amount related to the termination of the Agreements or any execution of new agreements is uncertain and speculative, and may be affected by uncertainties associated with any continued negotiation, or arbitration if necessary, with Altice. Consequently, there can be no assurance that Net2Phone will receive any portion of this additional $29 million or will be able to execute new operating agreements on terms favorable to Net2Phone or at all. All forward-looking statements and risk factors included in this document are made as of the date hereof, based on information available to the Company as of the date thereof, and the Company assumes no obligation to update any forward-looking statement or risk factors.